EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13G to which this joint filing agreement is attached, along with any amendments thereto that may be required, and have duly executed this joint filing agreement as of the date set forth below.

Dated: May 3, 2021	Medtronic plc

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Dated: May 3, 2021	Covidien Group S.a.r.l.

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